Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2013 THIRD QUARTER RESULTS

•	Third quarter earnings were $6,397,000, or $0.29 per diluted common share

•	Managed assets were $1.29 billion, an all-time high, including $802 million at Medallion Bank

•	Net interest margin was 6.96% on a combined basis, up from 6.39% last year

•	New NYC medallion auction anticipated within the next 2 weeks

•	Quarterly dividend increased to $0.23 per share, highest in 13 years

NEW YORK, NY – November 4, 2013 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations were $6,397,000 or $0.29 per diluted common share in the 2013 third quarter, compared to $6,611,000 or $0.31 per share in the 2012 third quarter. Net investment income after income taxes in the 2013 third quarter was $4,415,000 or $0.20 per share, up $3,078,000 from $1,337,000 or $0.06 per share in the 2012 third quarter.

For the 2013 nine months, earnings, or net increase in net assets resulting from operations were $19,118,000 or $0.87 per share, compared with $17,993,000 or $0.91 per share in the same 2012 period, an increase of $1,125,000 or 6%. Net investment income after income taxes was $8,620,000 or $0.39 per share in 2013’s first nine months, up $3,880,000 or 82% from $4,740,000 or $0.24 per share in the 2012 nine month period.

(more)

Medallion Financial Announces 2013 Third Quarter Results p. 2

Medallion Financial’s net interest margin was 6.33% for the 2013 third quarter, compared to 4.21% in the 2012 third quarter, primarily reflecting our reduced cost of funds from funding sources that have been favorably repriced, as well as higher interest recoveries and other bonuses and Medallion Bank dividends. For the first nine months, Medallion’s net interest margin was 5.53%, compared with 4.38% in the 2012 period.

On a combined basis with Medallion Bank, the net interest margin was 6.96% in the quarter, compared to 6.39% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Net interest margin was 6.55% and 6.25% on a combined basis with the Bank for the comparable nine month periods.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2013 third quarter and year-to-date results, which were among the highest in the Company’s history. Also, we are pleased to announce that we are increasing our dividend for the quarter to $0.23 per share, the highest it has been in 13 years. Over the 10 years ended in 2012, we have given our shareholders an annual return including dividends of approximately 25% per year, and for the 2013 nine months, have provided a total return of 44%. We are proud to have performed so well, and we feel confident in our future.

“We are looking forward to opportunities to invest in and lend to purchasers of the 2,000 medallions expected to be auctioned over time, including 200 expected to be auctioned this month,” said Mr. Murstein. “The taxi industry remains extremely strong in New York and in all of the markets we service, as does our medallion loan portfolio, which has an average loan-to-value ratio under 40%.

“We have always done extremely well at new medallion auctions, and while there can be no guarantee, we anticipate many new business opportunities again this time around. As has been management’s experience over the last 75 plus years, we are in the taxi business to stay and we are focused on being the market leader.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, solid credit performance by the portfolios, strong capital levels, abundant liquidity, and an experienced management team.

“On a combined basis with Medallion Bank, loans 90 days or more past due were 1.6%, compared to 0.8% a year ago. Medallion’s capital and liquidity levels remained strong with deposit-raising capacity at Medallion Bank and capacity in the Company’s other funding sources. Medallion’s debt to equity ratio was only 1.50 to 1, providing plenty of room for increasing our leverage and growing our businesses down the road.

“We have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds by 88 basis points from the year ago quarter” said Mr. Hall. “We see additional opportunities to continue this as rates remain near historic lows.

“We have about $24,000,000 of SBA debentures which carry higher than market rates and, subject to SBA approval, can be refinanced to current lower levels which would be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $292,000,000 at quarter end, up $10,000,000 or 3% from $282,000,000 a year ago. Total managed medallion loans decreased $12,000,000 or 2% to $665,000,000 at quarter end, down slightly from $677,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $63,000,000 at quarter end, up $6,000,000 or 11% from $57,000,000 a year ago, primarily reflecting growth in the high-yield mezzanine and other secured commercial loan portfolios. The managed commercial loan portfolio was $115,000,000 at quarter end, down $1,000,000 or 1% from $116,000,000 last year.

Medallion Bank’s consumer loan portfolio increased $87,000,000 or 35% to $337,000,000 at quarter end from $250,000,000 a year ago. Overall total managed assets increased $113,000,000 or 10% to $1,290,000,000 at quarter end, up from $1,177,000,000 a year ago.

(more)

Medallion Financial Announces 2013 Third Quarter Results p. 3

The Company also announced a dividend of $0.23 per share for the 2013 third quarter, up from $0.21 per share in the 2012 third quarter. This brings the total dividends paid over the last four quarters to $0.89, up 7% from $0.83 in the prior four quarters, and equates to a yield of 6% based on the closing price of the Company’s stock on November 1, 2013. The current dividend will be paid on November 27, 2013 to shareholders of record on November 15, 2013. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $200,000,000 or $12.12 per share in dividends.

*        *        *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Total investment income	$9,435	$7,147	$25,224	$23,074
Total interest expense	2,092	2,565	6,279	8,720

Net interest income	7,343	4,582	18,945	14,354

Total noninterest income	181	265	804	941

Salaries and benefits	2,369	2,240	7,265	6,577
Professional fees	(105)	341	1,291	1,090
Occupancy expense	195	211	587	631
Other operating expenses	650	718	1,986	2,257

Total operating expenses	3,109	3,510	11,129	10,555

Net investment income before income taxes	4,415	1,337	8,620	4,740
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	4,415	1,337	8,620	4,740

Net realized losses on investments	(596)	(2,620)	(515)	(2,355)

Net change in unrealized appreciation on investments	894	4,779	7,423	8,626
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,684	3,115	3,590	6,982

Net unrealized appreciation on investments	2,578	7,894	11,013	15,608

Net realized/unrealized gains on investments	1,982	5,274	10,498	13,253

Net increase in net assets resulting from operations	$6,397	$6,611	$19,118	$17,993

Net investment income after income taxes per common share
Basic	$0.20	$0.06	$0.40	$0.24
Diluted	0.20	0.06	0.39	0.24

Net increase in net assets resulting from operations per common share
Basic	$0.29	$0.31	$0.89	$0.93
Diluted	0.29	0.31	0.87	0.91

Dividends declared per share	$0.23	$0.21	$0.67	$0.63

Weighted average common shares outstanding
Basic	21,730,116	21,284,143	21,596,054	19,438,227
Diluted	22,116,793	21,554,715	21,966,709	19,694,114

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2013	December 31, 2012
Assets
Medallion loans, at fair value	$291,545	$294,388
Commercial loans, at fair value	63,061	56,919
Investment in Medallion Bank and other controlled subsidiaries, at fair value	102,377	99,083
Equity investments, at fair value	6,386	4,620
Investment securities, at fair value	—	—

Net investments	463,369	455,010

Cash and cash equivalents	35,006	26,875
Accrued interest receivable	938	957
Fixed assets, net	517	601
Goodwill, net	5,069	5,069
Other assets, net	65,602	54,953

Total assets	$570,501	$543,465

Liabilities
Accounts payable and accrued expenses	$5,757	$3,144
Accrued interest payable	510	1,233
Funds borrowed	338,371	322,770

Total liabilities	344,638	327,147

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	225,863	216,318

Total liabilities and shareholders’ equity	$570,501	$543,465

Number of common shares outstanding	22,033,667	21,651,204
Net asset value per share	$10.25	$9.99

Total managed loans	$1,117,822	$1,060,693
Total managed assets	1,290,373	1,219,224